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                                                                      Exhibit 21

                             List of subsidiaries of
                        State Auto Financial Corporation



State Auto Property and Casualty Insurance Company, a South Carolina corporation

State Auto National Insurance Company, an Ohio corporation

Stateco Financial Services, Inc., an Ohio corporation

Strategic Insurance Software, Inc., an Ohio corporation

Milbank Insurance Company, a South Dakota corporation

Farmers Casualty Insurance Company, an Iowa corporation

Mid-Plains Insurance Company, an Iowa corporation

State Auto Insurance Company, an Ohio corporation

518 Property Management and Leasing, LLC, an Ohio limited liability company